EXHIBIT (h)(2)

PERSONAL AND CONFIDENTIAL

March 25, 2008

The Thirty-Eight Hundred Fund, LLC

3800 Howard Hughes Parkway, Suite 900

Las Vegas, Nevada 89169-0925

Attention: Joseph R. York

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Barclays Bank PLC, acting through its division Barclays Wealth (“Barclays”), is authorized to act as exclusive placement agent for The Thirty-Eight Hundred Fund, LLC (the “Company”) in connection with the proposed offering, issue and sale privately of up to U.S.$450,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2009 (the “Notes”). The Notes are to be issued under a fiscal agency agreement to be entered into between the Company, The Bank of New York, as fiscal agent, principal paying agent, registrar and transfer agent, and The Bank of New York, as a paying agent (the “Fiscal Agency Agreement”). The Company and Barclays further agree as follows:

1.	At no time prior to the sale of the Notes contemplated hereby will the Company, any affiliate thereof or any Person (as defined in paragraph 6) acting on its or their behalf, directly or indirectly (except, in each case, through Barclays), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach any Person with an intent to sell or offer any of the Notes. As used in this letter agreement, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the United States Securities Act of 1933, as amended (the “Act”).

2.	The Company represents and warrants that no offers and sales of securities of the same or similar class as the Notes have been made by the Company or by any Person acting on its behalf during the six-month period ending with the date of this letter agreement and that, except as contemplated hereby, no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise). Neither the Company, any affiliate thereof nor any Person acting on its or their behalf (including Barclays) will, directly or indirectly, offer or sell any securities of the same or similar class as the Notes, or take any other action, so as to cause the offer and sale of the Notes to fail to be entitled to the exemption afforded by Regulation S under the Act (“Regulation S”).

3.

Each of the Company, any affiliate thereof and any Person acting on its or their behalf (including Barclays) has complied with and will comply with the offering restrictions and requirements of Regulation S that are applicable to it in connection with the offer and sale of the Notes outside the

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United States and, in connection therewith, any offering materials will contain the disclosure required by Rule 902 of Regulation S. The Notes sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of Regulation S and only upon certification of beneficial ownership of such Notes by non-U.S. persons who purchased such Notes in transactions that were exempt from the registration requirements of the Act and who were not prohibited from purchasing the Notes under rules and regulations applicable to the Company.

4.	The Company and Barclays shall have the right to approve every form of letter, circular, information memorandum, fact sheet, term sheet, investor questionnaire, notice or other written communication from the Company, any affiliate thereof or any other Person acting on its or their behalf (including Barclays) to any offeree, purchaser or any other Person in connection with the offer and sale of the Notes; provided that Barclays shall be solely responsible for the contents of the term sheet to be used in connection with the offer and sale of the Notes, a form of which is attached hereto as Appendix D. The Company shall be solely responsible for the contents of any disclosure documents used in the offering of the Notes that are listed in Appendix A hereto and are referred to collectively herein as the “Disclosure Documents”. The Company represents, warrants and agrees that the Disclosure Documents will not, from the date hereof through the date of sale of the Notes, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company hereby authorizes Barclays to use the Disclosure Documents in connection with any offer or sale of the Notes.

If, at any time after the commencement of the offering of the Notes and prior to the termination of such offering, an event occurs that in the opinion of counsel to either Barclays or the Company materially affects the Company or the offering of the Notes and that should be set forth in an amendment or supplement to the Disclosure Documents in order to make the statements in such documents not misleading in light of the circumstances under which they are made, the Company will as promptly as practicable prepare and furnish to Barclays copies of an amendment or supplement to the Disclosure Documents, in such reasonable quantities as it may request, in order that the Disclosure Documents will not contain any untrue statement of any material fact or omit to state a material fact that in the opinion of such counsel is necessary to make the statements in the Disclosure Documents not misleading in light of the circumstances under which they are made.

5.

Barclays understands that the Notes have not been and will not be registered under the Act and may not be offered or sold except pursuant to an exemption therefrom, or in a transaction not subject to, the registration requirements of the Act. Barclays represents that neither it nor any Person acting on its behalf has offered or sold, and agrees that neither it nor any Person acting on its behalf will offer or sell, any Notes except in accordance with Rule 903 of Regulation S and that the offer and sale of the Notes does not, and will not, violate or conflict in any material respect with any agreements or arrangements between Barclays and the offerees, holders or beneficial holders of the Notes. In addition, Barclays acknowledges and agrees that it will comply with the requirements set forth in Appendix B hereto. Accordingly, neither Barclays, its affiliates nor any Persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined under Regulation S) with respect to the Notes. Barclays acknowledges and agrees that to its knowledge, after customary efforts to investigate the same, it has not offered or sold, and will not offer or sell, the Notes to any Person to whom, or in any jurisdiction in which, the offer or sale of the Notes, at the time of such

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offer or sale, is prohibited under the rules and regulations of the Office of Foreign Assets Control. Barclays warrants that as of the date of this letter agreement and at all times while the Notes are outstanding with respect to each offeree of the Notes, it (i) has in place and effect an anti-money laundering program designed to detect and prevent money laundering, terrorist financing and other illicit activity that meets the standards of the Financial Action Task Force; (ii) has in place and effect procedures designed to obtain identification information and verify the true identity of customers; (iii) conducts due diligence on its customers in accordance with such anti-money laundering program; and (iv) monitors customer activity to identify and report to governmental authorities suspicious activity. Barclays acknowledges that no representation is made by the Company that any action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Notes, or possession or distribution of any offering material in respect of the Notes, in any country or jurisdiction where action for that purpose is required. Barclays agrees that the offer and sale of the Notes will comply with all securities laws and regulations applicable to the offering and sale of the Notes in each jurisdiction in which Barclays offers, sells or delivers Notes or distributes any offering material in connection therewith (including, for the avoidance of doubt, the United Kingdom and Jersey), and at its own expense with respect to the distribution of offering material. Barclays will provide (i) to the Company such information that is in Barclays’ possession as may be requested from the Company by the U.S. Securities and Exchange Commission (the “Commission”), any banking authority with jurisdiction over the Company, the U.S. Internal Revenue Service or any state taxing authority in connection with the offer, placement or sale of the Notes, in each case upon the Company providing proof of such request to Barclays and (ii) to the Commission any such information requested directly from Barclays by the Commission, in each of cases (i) and (ii) to the extent that Barclays is permitted to do so by applicable law.

6.	The Company represents and warrants to, and agrees with, Barclays that the following representations and warranties are true and correct as of the date of this letter agreement and will be true and correct as of the date of subscription for and issuance of the Notes:

(a) The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, including but not limited to carrying out any subscription or purchase agreement with respect to the Notes with any purchaser, and is duly qualified in each jurisdiction in the United States in which the conduct of its business renders such qualification necessary.

(b) The execution and delivery of and performance of any obligations under this letter agreement have been, and the execution and delivery of and performance of any obligations under any subscription or purchase agreement with respect to the Notes and the terms of the Notes themselves will be, authorized by all necessary action on behalf of the Company, and this letter agreement constitutes, and any such subscription or purchase agreement and the Notes themselves, when issued for value, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, however, to any limitations with respect to enforcement which may be imposed in connection with (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws affecting the enforcement of creditors rights generally; (ii) general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity); and (iii) rights to indemnity and contribution hereunder as limited under applicable law.

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(c) The execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Company’s limited liability company agreement (the “LLC Agreement”), or any material agreement or other instrument to which the Company is a party or by which it or any of its properties are bound, or any material permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Company or its business or properties (other than any such permit, franchise, judgment, decree, statute, order, rule or regulation that is issued by a governmental authority outside of the United States and that is so applicable as a result of the offer or sale of the Notes).

(d) The Notes have been duly authorized by all necessary action of the Company and, when issued and delivered pursuant to any subscription or purchase agreement, will be validly issued; and the holders of outstanding securities of the Company are not entitled to any preemptive rights to subscribe for the Notes under the LLC Agreement or the laws of the State of Delaware.

(e) The descriptions of the Notes in the Disclosure Documents, insofar as they purport to constitute a summary of the terms of the Notes, are accurate, complete and fair.

(f) No registration of the Notes under the Act is required for the offer, placement or sale of the Notes by Barclays and their agents, if any, or for the sale of the Notes to prospective purchasers, in each case, in the manner contemplated by this letter agreement.

(g) There is no litigation or governmental proceeding pending or, to the best knowledge of the Company, threatened against, or involving the Company, its officers or directors or the proposed offer, placement or sale of the Notes.

(h) Since the date as of which information is given in the Disclosure Documents, there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, or results of operations of the Company, otherwise than as set forth or contemplated in such offering materials.

(i) No Insolvency Event has occurred and is continuing in respect of the Company; the Company has not taken any action, nor have any other steps been taken or legal proceedings been started or (to its knowledge) threatened against it which with the passage of time, giving of notice or making of a determination would constitute an Insolvency Event in respect of it.

(j) The Company does not, and does not propose to, engage in the conduct of any business outside of the United States (it being understood that, for the purposes of this clause (j), the offer and sale of the Notes will not constitute the conduct of any business).

(k) The Company is in compliance with all applicable laws, rules, regulations, ordinances, decrees, judgments, injunctions, permits, licenses, authorizations, decisions, orders and other legally binding requirements, in each case promulgated or declared by a governmental authority in any jurisdiction in which the Company conducts business (it being understood that, for the purposes of this clause (k), the offer and sale of the Notes outside the United States will not constitute the conduct of any business).

For purposes of this Agreement:

“Insolvency Event” means, with respect to any Person, that such Person (a) is dissolved (other than pursuant to a solvent consolidation, amalgamation, restructuring, reorganization or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or

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composition with or for the benefit of its creditors; (d) (i) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; or (ii) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (i) above and either (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (B) is not dismissed, discharged, stayed or restrained in each case within 30 calendar days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a solvent consolidation, amalgamation, restructuring, reorganization or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 calendar days thereafter; (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in subsections (a) through (g) of this definition (inclusive) other than, for the avoidance of doubt, any dissolution pursuant to a solvent consolidation, amalgamation, restructuring, reorganization or merger; or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; and

“Person” means any individual, trustee, receiver, conservator, custodian, corporation, limited liability company, partnership (whether general or limited), association, company, joint-stock company, trust, business trust, estate, joint venture, governmental authority, or any other entity, in its own or any representative capacity.

7.

In addition to any representations, warranties, covenants or agreements made or given in this letter agreement, any representations, warranties, covenants or agreements made or given by the Company to any purchaser of the Notes and by any purchaser of the Notes to the Company in the Notes or any subscription or purchase agreement with respect to the Notes shall also extend to the benefit of Barclays as the placement agent; and the Company agrees that upon any sale of the Notes, it will deliver or cause to be delivered to Barclays (a) an opinion from Winston & Strawn LLP, counsel to the Company, as to (i) the absence of a requirement to register the Notes under the Act, (ii) the enforceability of this letter agreement, the Fiscal Agency Agreement, the Notes and the indemnity agreement to be entered into between Wells Fargo & Company and the Company, and (iii) certain matters relating to United States federal income taxation; (b) a letter of Bell, Boyd and Lloyd LLP, counsel to the Company, in a form to be mutually agreed upon by Bell, Boyd & Lloyd LLP and Barclays, related to the information included in the Disclosure Documents; (c) an opinion from Walkers, counsel to the Company’s parent company, as to certain matters relating to the laws of the Cayman Islands; and (d) such certificates as Barclays may reasonably request. In providing the letter referred to in clause (b) of this paragraph 7, Bell, Boyd & Lloyd LLP may rely upon certificates from the officers of the Company, any investment adviser to the Company, their

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affiliates, counsel to Barclays or Winston & Strawn LLP, in each case as appropriate, with respect to disclosure contained in the Disclosure Documents. Barclays agrees that upon any sale of the Notes, it will deliver or cause to be delivered to the Company (x) an opinion from Slaughter and May that no document would be required to be filed with, or approved by, and that no consent would be required to be obtained from, in each case, any regulatory authority in England and Wales under the provisions of the Financial Services and Markets Act 2000 or any other securities laws applicable under English law in connection with the offer and sale of the Notes and (y) an opinion from Mourant du Feu & Jeune that there is no requirement (i) to file or register the Notes or the Disclosure Documents at any public office or registry in Jersey or (ii) to obtain the consent or approval of any governmental or other authority in Jersey in connection with the issue of the Notes.

8.	The Company will exercise reasonable care to ensure that the purchasers of the Notes are not underwriters within the meaning of Section 2(a)(11) of the Act.

9.	As compensation for its services hereunder, Barclays shall be entitled to receive a fee equal to U.S.$2,500,000 upon the delivery of a certificate signed by an authorized signatory of Barclays substantially in the form of Appendix C hereto. Upon delivery of such certificate and the closing of the purchase of the Notes, the Company shall pay or cause to be paid such fee to Barclays by wire transfer in immediately available funds, without counterclaim or setoff of any kind, to such account as Barclays may direct in writing. Each of Barclays and the Company agrees to bear its own expenses, including the fees and disbursements of its counsel, incurred in connection with this letter agreement and the transactions contemplated hereby.

10.

(a) In the event that Barclays, any affiliate of Barclays or any partner, director, agent, employee or controlling person (if any), as the case may be, of Barclays or any such affiliate (each such Person other than Barclays, a “Barclays Person”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders or holders of the Notes of the Company, in connection with or as a result of Barclays’ or any Barclays Person’s engagement, or any matter referred to, in this letter agreement, the Company, subject to applicable law, including any published interpretation or guidance thereunder, periodically will reimburse Barclays or such Barclays Person for its legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company will also indemnify and hold Barclays and any Barclays Person harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of Barclays’ engagement, or any matter referred to, in this letter agreement. Notwithstanding the preceding two sentences, the Company will not reimburse Barclays or any Barclays Person or indemnify and hold Barclays or any Barclays Person harmless to the extent that any such action, proceeding or investigation or any such loss, claim, damage or liability results from (i) the gross negligence, bad faith or willful misfeasance of Barclays or any Barclays Person, (ii) the reckless disregard by Barclays of its obligations or duties that are the subject of, or relate to, this letter agreement, (iii) Barclays’ breach of any representation or undertaking in this letter agreement or (iv) the failure of the offering or sale of the Notes to comply with all securities laws and regulations applicable to the offering and sale of the Notes in each jurisdiction in which Barclays offers, sells or delivers Notes or distributes any offering materials unless such failure is the result of (A) any action taken by the Company or any Company Person (as defined below) other than any action that Barclays has notified it that it must take or has requested it to take pursuant to paragraph 14 of this letter agreement, (B) the failure of the Company or any Company Person to take any action required to be taken by it by United States federal or state law, rule or regulation or (C) the failure of the Company or any Company Person to take any action that Barclays has notified the Company or any

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Company Person that it must take or has requested it to take pursuant to paragraph 14 of this letter agreement. Subject to the immediately preceding sentence, if, for any reason, the foregoing indemnification is unavailable to Barclays or any Barclays Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Barclays or any Barclays Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its shareholders on the one hand and Barclays on the other hand in the matters contemplated by this letter agreement as well as the relative fault of the Company and Barclays with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph 10(a) shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Barclays and any Barclays Person. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this paragraph 10(a), the Company will notify Barclays in writing thereof (if not previously so notified) and, if requested by Barclays, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph 10(a), including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Barclays.

(b) Barclays will indemnify and hold the Company, any affiliate of the Company and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Company and any such affiliate (each such Person other than the Company, a “Company Person”) harmless against any and all losses, claims, damages or liabilities to any person in connection with or as a result of the breach by Barclays of any representation, acknowledgment or undertaking in this letter agreement up to an aggregate amount equal to U.S.$2,500,000 (the “Cap”); provided that the Cap shall not apply to a breach by Barclays of its covenants in the second, third, fourth and fifth sentences of paragraph 5 of this letter agreement or of the certifications set forth in clauses (i) and (iii) of the second paragraph of Appendix C hereto; provided, further, that Barclays will not so indemnify or hold the Company or any Company Person harmless to the extent that any such loss, claim, damage or liability results from (i) the gross negligence, bad faith or willful misfeasance of the Company or any Company Person, (ii) the reckless disregard by the Company of its obligations or duties that are the subject of, or relate to, this letter agreement, (iii) the Company’s breach of any representation or undertaking in this letter agreement or (iv) failure by the Company to take any action that Barclays has notified it that it must take or has requested it to take pursuant to paragraph 14 of this letter agreement. Subject to the Cap and the provisos in the immediately preceding sentence, if, for any reason, the foregoing indemnification is unavailable to the Company or any Company Person, or insufficient to hold it harmless, then Barclays shall contribute to the amount paid or payable by the Company or any Company Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its shareholders on the one hand and Barclays on the other hand in the matters contemplated by this letter agreement as well as the relative fault of the Company and Barclays with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The indemnity and contribution obligations of Barclays under this paragraph 10(b) shall be in addition to any liability which Barclays may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Barclays, any such affiliate and any such person.

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11.	Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either Barclays’ engagement or any matter referred to in this letter agreement is hereby waived by the parties hereto.

12.	This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

13.	The Company understands that Barclays will be acting as the agent of the Company in the offering and sale of the Notes and agrees that, in connection therewith, Barclays will make commercially reasonable efforts to place the Notes. This letter agreement shall not give rise to any expressed or implied commitment by Barclays to purchase or place any of the Notes.

14.	Barclays agrees to provide prior written notice (with reasonable time to respond) to the Company of any action that is required to be taken by the Company in each jurisdiction in which Barclays offers, sells or delivers Notes or distributes any offering material in respect of the Notes, in order for the offer and sale of the Notes to comply with applicable securities laws and regulations in such jurisdiction. In the event that, for whatever reason, the Company determines not to take such action, it shall so notify Barclays within 10 business days, and after receipt of such notice Barclays shall not offer, sell or deliver Notes or distribute offering material in respect of the Notes in such jurisdiction. In the event that the Company does not so notify Barclays within such time period, the Company agrees promptly to take such action as Barclays has notified it that it is required to take pursuant to the first sentence of this paragraph 14 or that Barclays may reasonably request to qualify the Notes for offering and sale as a private placement or other exempt offering under the securities laws of such jurisdictions and to comply with such laws so as to permit such offers and sales; provided that the Company shall not be obligated to so qualify the Notes if such qualification requires it to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified and it provides written notice of such impediment to Barclays, in which case after receipt of such notice Barclays shall not offer the Notes in such jurisdiction. Any applicable filings will be prepared by the Company’s counsel, whose fees and disbursements in connection therewith shall be for the account of the Company.

15.	The provisions of paragraphs 10, 11, 12, 13, 18, 19, 21, 22 and 23 shall survive any termination of this letter agreement and the offering and sale of any of the Notes.

16.	The fee set forth in paragraph 9 does not include any services Barclays may render in the future to the Company with respect to any other transaction not mentioned in the opening paragraph.

17.	Barclays’ authorization may be terminated by the Company or Barclays at any time with or without cause, effective upon receipt of 10 days’ written notice to that effect by the other party.

18.	Neither this letter agreement nor any written or oral advice rendered by Barclays in connection with this letter agreement may be disclosed to any third party or circulated or referred to publicly without the prior written consent of Barclays and the Company; provided that the parties hereby consent to the filing of this letter agreement with the Commission as an exhibit to the Company’s Registration Statement on Form N-2.

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19.	Each of the Company and Barclays agree that, in connection with any legal suit or proceeding arising with respect to this letter agreement, it shall submit to the jurisdiction of the United States District Court for the Southern District of New York and of any state court located in the city of New York and hereby agrees to venue in such courts. The Company hereby appoints Corporation Services Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its agent for service of process for purposes of the foregoing sentence. Barclays hereby appoints Barclays Bank PLC, 200 Park Avenue, New York, New York 10166, as its agent for service of process for purposes of the foregoing sentence.

20.	All statements, requests, notices and agreements hereunder shall be sufficiently given if in writing and delivered in person, delivered by guaranteed delivery or courier service, delivered by facsimile or other electronic transmission or mailed by certified or registered mail, postage prepaid, if to Barclays, to Barclays at c/o Barclays Wealth, One Churchill Place, London E14 5HP, United Kingdom, Attention: Head of Balance Sheet, Managing Director, fax: +44 20 7116 7578, with a copy to Barclays at c/o Structured Capital Markets, Barclays Capital, 5 The North Colonnade, Canary Wharf, London, E14 4BB, United Kingdom, Attention: Head of Portfolio Management Unit, fax: +44 20 7773 1868, and if to the Company, to the Company at 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169-0925, Attn: Joseph R. York, fax: +1 702 791 6452. Notice to such party shall be deemed given on the earlier of the date received by such party and (i) in the case of delivery or courier service, the date by which delivery is guaranteed or (ii) in the case of facsimile or other electronic transmission, the date on which an electronic confirmation of receipt is generated or (iii) in the case of certified or registered mail, the date seven days after such notice is mailed.

21.	Any payments hereunder shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charge (collectively, “Tax”) unless required by law; and if the payor shall be required to deduct or withhold any Tax from any amount payable under paragraph 9 or 10, the payor shall pay to the payee such additional amounts as shall be required so that the net amount received by the payee from the payor after such deduction, withholding or payment shall equal the amounts otherwise due to the payee under this agreement.

22.	The Company recognizes that, in providing its services under this letter agreement, Barclays will rely upon and assume the accuracy and completeness of the financial, accounting, tax and other information discussed with or reviewed by Barclays for such purpose, and Barclays does not assume responsibility for the accuracy and completeness thereof. Barclays will have no obligation to conduct any independent evaluation or appraisal of the assets or the liabilities of the Company or any other party or to advise or opine on related solvency issues. It is understood and agreed that Barclays will act under this letter agreement as an independent contractor with duties solely to the Company and nothing in this letter agreement or the nature of Barclays’ services in connection with this engagement or otherwise shall be deemed to create a fiduciary duty or fiduciary or agency relationship (other than as expressly contemplated by this letter agreement) between Barclays and the Company and its shareholders, employees or creditors, and the Company agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary duty or relationship. Except as set forth in paragraph 10 hereof, nothing in this letter agreement is intended to confer upon any other person (including shareholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

23.	In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Barclays is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow Barclays to properly identify its clients as is necessary to comply with the Patriot Act.

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24.	Barclays does not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without Barclays imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

25.	This letter agreement may be executed by any of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate(s) of this letter agreement, which shall thereupon constitute a binding agreement as of the date set forth above.

Very truly yours,	Confirmed:

THE THIRTY-EIGHT HUNDRED FUND, LLC
BARCLAYS BANK PLC
By:
Name:
Title:
Date:

APPENDIX A

1.	Information Memorandum relating to the offering of the Notes

APPENDIX B

Resale Pursuant to Regulation S

Barclays agrees that it has not offered or sold and will not offer or sell the Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes pursuant hereto and the date of issuance of the Notes, other than in accordance with Regulation S or another exemption from the registration requirements of the Act. Barclays agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Notes, except such advertisements that are permitted by and include the statements required by Regulation S.

Barclays agrees that, at or prior to confirmation of a sale of Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Notes were first offered to persons other than distributors in reliance on Regulation S and the date of issuance of the Notes, except in either case in accordance with Regulation S under the Securities Act, and in connection with any subsequent sale by you of the Notes covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Barclays agrees that the Notes offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of Regulation S and only upon certification of beneficial ownership of such Notes by a non-U.S. person.

APPENDIX C

CLOSING CERTIFICATE

Reference is made to the letter agreement, dated as of March 25, 2008 (the “Agreement”), between Barclays Bank PLC, acting through its division Barclays Wealth (“Barclays”), and The Thirty-Eight Hundred Fund, LLC (the “Company”) in connection with the proposed private offer, issue, placement and sale of up to U.S.$450,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2009 (the “Notes”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. Pursuant to paragraph 9 of the Agreement, the undersigned hereby represents as follows:

On behalf of Barclays, (i) the offering and sale of the Notes has complied with all securities laws and regulations applicable to the offering and sale of the Notes, in each jurisdiction in which Barclays has offered, sold or delivered the Notes or into which any offering material in respect of the Notes has been distributed (including, for the avoidance of doubt, the United Kingdom and Jersey), (ii) the aggregate principal amount of Notes sold pursuant to the Agreement is greater than U.S.$350,000,000, and (iii) the Notes have been sold to 125 or more persons, none of whom, to the knowledge of the undersigned after customary efforts to verify the same, is a U.S. Person (as defined under Regulation S) and at least five of whom, to the knowledge of the undersigned after customary efforts to verify the same, are not “qualified purchasers” (as defined in the Investment Company Act of 1940, as amended); provided that such Notes may be held by a nominee on behalf of such persons.

This certificate is being executed and delivered by the undersigned in his capacity as a true and lawful attorney of Barclays and no personal liability will attach to the undersigned in connection with the execution and delivery of this certificate.

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IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date set forth below.

Date: _________, 2008

By:
Name:
Title:

APPENDIX D

FORM OF TERM SHEET